Exhibit 99.1

CRM Holdings, Ltd. Announces Fourth Quarter, Full Year Results

Record Revenues, Up 98% for the Quarter, Up 67% for the Year

Net Income Up 113% for the Quarter, Up 96% for the Year, Driven by Expansion
of Reinsurance Business and Acquisition of Majestic

          HAMILTON, Bermuda, March 8 /PRNewswire-FirstCall/ -- CRM Holdings, Ltd. (“CRM”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers’ compensation insurance industry, today announced results for the fourth quarter and year ended December 31, 2006.

          Fourth Quarter 2006

          Net income for the fourth quarter of 2006 was $4.2 million, or $0.26 per diluted share, compared to $2.0 million or $0.18 per diluted share in the fourth quarter of 2005.  The increase in net income mainly reflects growth in the Company’s reinsurance business and income from its primary insurance business, Majestic Insurance Company (“Majestic”), acquired during the quarter.  Income and per-share earnings in 2005 were substantially not subject to income taxes because prior to its Initial Public Offering (“IPO”), the Company’s US entities were organized as limited liability companies.  In addition, earnings per diluted share in the fourth quarter of 2006 reflect a 5.3 million-share increase in fully diluted weighted average shares outstanding due to the Company’s IPO on December 27, 2005.

          Total revenues were a record $26.6 million in the quarter, up 98% from $13.5 million in the same quarter of 2005.  Net earned premiums from primary insurance and reinsurance increased 373%, to $14.5 million from $3.1 million in the prior year.  This increase was due to the Company’s reinsurance subsidiary, Twin Bridges, assuming a larger share of the excess coverage purchased by self-insured groups administered by the Company and due to the acquisition of Majestic that was effective November 14, 2006.  Fee-based management services revenues of $10.3 million were virtually unchanged from the prior year.  Growth of fee-based management services was limited primarily by lower reinsurance commission rates and flat premium volumes in both California and New York.  Investment income rose to $1.8 million for the quarter compared to $94,000 in the same quarter in 2005.

          Total expenses increased 92%, to $21.9 million, compared to $11.4 million in the fourth quarter of 2005.  Loss and loss adjustment expenses as a percentage of net premiums earned in the quarter were 41% compared to 43% in the prior year.  Within loss and loss adjustment expenses for the quarter are decreases of $1.9 million and $1.1 million in loss reserves for Twin Bridges and Majestic, respectively.  Also within total expenses were several items of a one time nature, including expenses associated with the registration of 2.9 million shares of the Company’s common stock and certain litigation and other expenses totaling $2.2 million before taxation.

          The combined ratio (total losses and expenses as a percentage of net premiums earned) for the reinsurance segment for the fourth quarter of 2006 was 48.2%, compared to 79.7% in the same quarter of 2005.  The combined ratio for Majestic, the Company’s primary insurance segment, was 95.4%.

          Commenting on the quarter, Dan Hickey Jr., CEO of CRM Holdings Ltd., said, “We are pleased with the growth in our reinsurance business which is now showing the benefits from the use of the capital we raised in our initial public offering a year ago.  Disciplined underwriting of increasing amounts of workers compensation insurance with very favorable loss experience is enhancing profitability.  The addition of Majestic will create a powerful strategic combination with our fee-based and reinsurance businesses that we expect to perform well over the long term.”

          Full Year 2006

          For the twelve months ended December 31, 2006, net income was $14.3 million, or $0.88 per diluted share, up 96% from $7.3 million, or $0.70 per diluted share in 2005.  Income and per-share earnings in 2005 were substantially not subject to income taxes because the Company’s US entities were organized as limited liability companies.  In addition, earnings per diluted share reflect a 5.8 million-share increase in fully diluted weighted average shares outstanding due to the Company’s IPO on December 27, 2005.

          2006 total revenues were a record $75.0 million, up 67% from $45.1 million in 2005.  Net premiums from primary insurance and reinsurance increased 267%, to $30.7 million.  In addition to Majestic’s $7.7 million in premium, Twin Bridges’ revenue benefited from the enhanced quota share agreement that became effective for policies renewing January 1, 2006.  Fee-based management services revenues increased 10%, to $40.0 million.  The rise in fee-based business was due to an increase in group members both in New York, where membership increased 7% to 2,080, and in California, where membership increased by 37%, to 402.  Investment income rose to $4.3 million from $0.2 million in the prior year mainly due to the investment of proceeds from our IPO, and also by the inclusion of investment income from Majestic effective November 14, 2006.

          Total expenses of $59.2 million increased 57% from $37.7 million in 2005. This increase is primarily attributed to higher compensation expenses arising from increased staffing needs, higher selling, general and administrative expenses, fees paid to general agents and brokers, loss and loss adjustment expenses, and policy acquisition costs associated with the significant increase in revenues.

          The combined ratio for the reinsurance segment for 2006 was 56.8%, compared to 77.2% in 2005.  The combined ratio for the Company’s primary insurance segment, Majestic, was 95.4%.

          Mr. Hickey continued, “2006 was a year in which we built on the financial foundation established by our IPO a year ago.  We stayed the course during challenging times in the California marketplace and maintained our high operating standards, while at the same time moving ahead and establishing Twin Bridges as a significant business and a major part of CRM.  The acquisition of Majestic is already proving its value to us and is making early contributions to our results.”

          Segment Results

          Fee-based management services business

          In the fourth quarter of 2006, revenues in the fee-based management services segment were $10.3 million, similar to the $10.3 million of revenues in the fourth quarter of 2005.  The number of group members in California increased 37% to 402 compared to the same quarter last year, however rates in that state were lower than at the same time last year.  As a result premiums under management at $74.2 million were similar to the $74.9 million at the same time last year.  The Company’s membership in New York increased 7% to 2,080 and, with rates in the state remaining firm, premiums under management increased by 7%.  Fees and commissions remained similar to the same quarter last year, as commission rates at certain trusts were lower.

          Fee-based net income before taxes and corporate and other income and expenses for the fourth quarter of 2006 was $1.1 million versus $1.6 million for the fourth quarter 2005.  Expenses increased in the quarter in part due to the allocation to this segment of a number of the one-time expenses described above.

          For the fiscal year ended December 31, 2006, revenues in the fee-based management services segment increased 10% to $40.1 million from $36.5 million in the prior year.  The increase was substantially due to increased revenues in California.  Revenues from those groups increased to $12.6 million from $9.5 million in the prior year.  Revenues from groups in New York increased slightly to $27.4 million for the year compared to $27.0 million in 2005.

          Fee-based management services income before taxes and corporate and other income and expenses was $4.9 million for the full year 2006, compared to $5.6 million in 2005.  Expenses increased during the year in part due to the allocation to this segment of a number of the one-time expenses described above.

          Primary Insurance and Reinsurance Segments

          In the fourth quarter of 2006, revenues in the reinsurance segment increased 138% to $7.5 million.  This was due largely to the enhanced quota share agreement described above.

          Net income before taxes and corporate and other income and expenses for the reinsurance segment was $4.2 million, in the fourth quarter of 2006, compared to $0.7 million in the fourth quarter of 2005.

          For the fiscal year ended December 31, 2006, revenues in the reinsurance segment increased 200% to $25.6 million from $8.5 million in the prior year. This was due largely to the enhanced quota share agreement described above.

          Reinsurance segment income before taxes was $12.6 million, in the full year of 2006, compared to $2.1 million in 2005.

          The Company’s primary insurance business represents the inclusion of the Majestic business effective from its acquisition on November 14, 2006. Revenues included in the quarter were $8.6 million, and income before taxes was $1.2 million.

          Outlook for 2007

          The Company expects progress during the year from its primary insurance and reinsurance businesses.  Both businesses will benefit from their combined broker network, which has increased total broker contacts from 300 to 400 following the acquisition of Majestic.  Majestic is also expected to benefit from the recent restoration of its “A-” (excellent) financial strength rating by A.M. Best Company.

          The Company believes that the outlook for its fee-based business in general will be affected by conditions in the California marketplace. Although rates have been established for existing group members for the year based on the January renewal cycle, new business remains competitive in the state as capital is attracted to the marketplace by favorable loss experience in recent years.

          For the full year 2007, the Company expects fully diluted earnings per share to be in the range of $1.10 to $1.20.

          With regard to quarterly results, it is important to note that revenue and earnings are not symmetrical.  While Majestic was successful in writing excess policies for 6 self-insured groups as of January 1, 2007, the bulk of business becomes available in April and June.  The conversion of this reinsurance business to Majestic paper would enhance CRM’s revenue and net income prospectively.  The effect of these transactions will not be fully reflected until the third quarter of 2007.  As a result, earnings for the first and second quarters are likely to be substantially less than a straight-line 25% proration of the full year expectations.  In particular, the Company advises that first quarter fully diluted earnings per share may be as low as 15% of the full year range.

          Concluded Mr. Hickey, “We are very enthusiastic about our prospects in another challenging insurance marketplace in 2007.  Our increased geographic scope, larger broker network, broader base of business and continued excellent operating standards place us in a good position for another year of revenue and earnings growth.”

          Conference Call

          The company will host a conference call at 10:00 a.m. ET on Thursday, March 8, 2007 to discuss earnings for the fourth quarter and fiscal year ended December 31, 2006.  To participate in the event by telephone, please dial 800-810-0924 five to ten minutes prior to the start time (to allow time for registration) and reference the CRM Holdings, Ltd. fourth quarter and fiscal year end call.  International callers should dial 913-981-4900.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web Site at http://www.CRMHoldingsLtd.bm/events.cfm.  To listen to the call please go to this website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days.  A digital replay of the call will also be available on Thursday, March 8 at approximately 1:00 p.m. Eastern Time through Thursday, March 15 at midnight Eastern Time.  Dial 888-203-1112 and enter the conference ID number 4671657.  International callers should dial 719-457-0820 and enter the same conference ID number.

          About CRM Holdings, Ltd.

          CRM is a provider of a full range of products and services for workers’ compensation risk management.  Through its subsidiary Majestic Insurance Company, CRM provides traditional workers’ compensation insurance and in 2007 will provide excess insurance for most of the self-insured groups CRM manages.  CRM is also a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York, California and Texas.  CRM has been in the business of forming and managing self-insured groups in New York since 1999.  In 2003, the business was expanded into California and, most recently in 2006, the business was expanded into Texas. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services.  CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges.  Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

          Forward-Looking statements

          This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

          All forward-looking statements involve risks and uncertainties.  Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.  There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document.  Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission.  We believe that these factors include, but are not limited to the following:

*	The cyclical nature of the insurance and reinsurance industry;
*	Premium rates;
*	Investment results;
*	Regulatory changes;
*	The estimation of loss reserves and loss reserve development;
*	The occurrence and effects of wars and acts of terrorism;
*	The effects of competition;
*	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
*	Failure to retain key personnel;
*	Economic downturns; and
*	Natural disasters.

          These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117

Table 1

CRM Holdings, Ltd.
Consolidated Balance Sheets

	December 31, 2006	December 31, 2005

	(Dollars in thousands)
Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $193,467 and $8,192)	$193,208	$8,185
Equity securities, available-for-sale (cost $11,904 and nil)	12,089	—
Short-term investments	7,677	—
Investment in unconsolidated subsidiary	1,083	—
Total investments	214,057	8,185
Cash and cash equivalents	14,257	67,923
Cash and cash equivalents, restricted	6,546	885
Accrued interest receivable	2,325	34
Premiums receivable, net	17,806	2,648
Reinsurance recoverable	30,749	—
Accounts receivable	5,572	2,024
Deferred policy acquisition costs	1,143	442
Deferred income taxes	6,803	5
Goodwill	2,695	—
Other assets	4,400	1,761
Total assets	$306,353	$83,907
Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$153,622	$6,280
Reinsurance payable	1,538	—
Unearned premiums	8,080	1,494
Unearned management fees and commissions	613	1,319
Long-term debt and other secured borrowings	44,115	83
Accrued IPO costs	—	2,411
Accrued expenses	14,741	3,390
Total liabilities	222,709	14,977
Common Stock
Authorized 50 billion shares; $.01 par value; 15.5 million common shares issued and outstanding;	155	155
0.8 million Class B shares issued and outstanding	8	8
Additional paid-in capital	66,566	66,056
Retained earnings	16,973	2,717
Accumulated other comprehensive loss	(58)	(6)
Total shareholders’ equity	83,644	68,930
Total liabilities and shareholders’ equity	$306,353	$83,907

Table 2

CRM Holdings, Ltd.
Consolidated Statements of Income

	Three months ended December 31,		Years ended December 31,

	2006	2005	2006	2005

	(Dollars in thousands)
Revenues
Fee-based management services:
Management fees	$8,555	$8,416	$33,275	$30,540
Commission income	1,786	1,880	6,722	5,955
	10,341	10,296	39,997	36,495
Net premiums earned	14,501	3,067	30,702	8,362
Investment income	1,765	94	4,349	210
Total revenues	26,607	13,457	75,048	45,067
Expenses
Losses and loss adjustment expenses	5,996	1,314	10,490	3,584
Fees paid to general agents and brokers	3,008	3,047	10,935	11,490
Policy acquisition costs	3,379	907	8,249	2,473
Selling, general and administrative expenses	9,046	6,106	29,009	20,075
Interest expense	501	65	533	107
Total expenses	21,930	11,439	59,216	37,729
Income before taxes	4,677	2,018	15,832	7,338
Provision for income taxes (1)	509	63	1,576	63
Net Income	$4,168	$1,955	$14,256	$7,275
Basic and fully diluted earnings per share:	$0.26	$0.18	$0.88	$0.70
Weighted average shares outstanding:
Basic	16,248	10,965	16,247	10,428
Fully diluted	16,248	10,975	16,247	10,431

(1)	Prior to its initial public offering in December 2005, the company was organized as a limited liability company and not subject to income tax on its U.S. entities.

Table 3

CRM Holdings Ltd.
Consolidated Statements of Cash Flows

	Years ended December 31,

	2006	2005

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,256	$7,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	280	226
Amortization of unearned compensation, restricted stock	509	13
Amortization of discounts on fixed-maturity securities	(1,966)	(49)
Net realized losses (gains) on sale of investments	14	(26)
Deferred income tax benefit	(498)	(5)
Changes in:
Cash and cash equivalents, restricted	(5,215)	3,506
Premiums receivable	(10,737)	1,110
Reinsurance recoverable	(1,977)	—
Accounts receivable	(2,021)	(2,026)
Policy acquisition costs	(701)	972
Other assets	(1,447)	(185)
Reserve for losses and loss adjustment expenses	8,130	3,584
Reinsurance payable	334	—
Unearned premiums	1,449	(3,286)
Unearned management fees and commissions	(707)	(1,685)
Other accrued expenses	2,854	2,202
Net cash provided by operating activities	2,557	11,626
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(221,328)	(10,611)
Proceeds from sales and maturities of investments	180,409	2,494
Net purchases of short-term investments	(4,001)	—
Acquisition of Embarcadero, net of cash acquired	(43,347)	—
Fixed assets, net	(719)	(285)
Loans receivable, net	376	19
Net cash used in investing activities	(88,610)	(8,383)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock	—	68,704
(Decrease) increase in accrued IPO costs	(2,411)	2,411
Net secured borrowings	(50)	(76)
Issuance of junior subordinated debt	36,083	—
Junior subordinated debt issuance costs	(1,235)	—
Distributions paid to LLC Members	—	(7,943)
Net cash provided by (used in) financing activities	32,387	63,096
Net (decrease) increase in cash	(53,666)	66,339
Cash and cash equivalents	—	—
Beginning	67,923	1,584
Ending	$14,257	$67,923
Supplemental Cash Flow Disclosures
Income taxes paid	$694	$—
Interest paid	$500	$107

Table 4

CRM Holdings, Ltd.
Income By Segment

	For the three months ended December 31, 2006

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Total

	(Dollars in thousands)
Revenues:
Management fees	$8,555	$—	$—	$—	$8,555
Commissions	1,786	—	—	—	1,786
Net premiums earned	—	7,736	6,765	—	14,501
Investment income	52	850	722	141	1,765
Total revenues	10,393	8,586	7,487	141	26,607
Expenses:
Underwriting expenses	—	6,368	3,007	—	9,375
Interest expense	—	—	—	501	501
Depreciation and amortization	92	15	—	—	107
Operating expenses	9,248	995	253	1,451	11,947
Total expenses	9,340	7,378	3,260	1,952	21,930
Income before taxes	$1,053	$1,208	$4,227	$(1,811)	$4,677
Total Assets	$7,111	$217,564	$71,383	$10,295	$306,353

	For the three months ended December 31, 2005

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Total

	(Dollars in thousands)
Revenues:
Management fees	$8,416	$—	$—	$—	8,416
Commissions	1,880	—	—	—	1,880
Net premiums earned	—	—	3,067	—	3,067
Investment income	6	—	75	13	94
Total revenues	10,302	—	3,142	13	13,457
Expenses:
Underwriting expenses	—	—	2,221	—	2,221
Interest expense	65	—	—	—	65
Depreciation and amortization	66	—	—	—	66
Operating expenses	8,553	—	223	311	9,087
Total expenses	8,684	—	2,444	311	11,439
Income before taxes	$1,618	$—	$698	$(298)	$2,018
Total Assets	$5,104	$—	$59,360	$19,443	$83,907

	For the year ended December 31, 2006

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Total

	(Dollars in thousands)
Revenues:
Management fees	$33,275	$—	$—	$—	$33,275
Commissions	6,722	—	—	—	6,722
Net premiums earned	—	7,736	22,966	—	30,702
Investment income	128	850	2,654	717	4,349
Total revenues	40,125	8,586	25,620	717	75,048
Expenses:
Underwriting expenses	—	6,367	12,372	—	18,739
Interest expense	33	—	—	500	533
Depreciation and amortization	266	14	—	—	280
Operating expenses	34,969	997	666	3,032	39,664
Total expenses	35,268	7,378	13,038	3,532	59,216
Income before taxes	$4,857	$1,208	$12,582	$(2,815)	$15,832
Total Assets	$7,111	$217,564	$71,383	$10,295	$306,353

	For the year ended December 31, 2005

	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Total

	(Dollars in thousands)
Revenues:
Management fees	$30,540	$—	$—	$—	$30,540
Commissions	5,955	—	—	—	5,955
Net premiums earned	—	—	8,362	—	8,362
Investment income	32	—	166	12	210
Total revenues	36,527	—	8,528	12	45,067
Expenses:
Underwriting expenses	—	—	6,057	—	6,057
Interest expense	107	—	—	—	107
Depreciation and amortization	226	—	—	—	226
Operating expenses	30,634	—	394	311	31,339
Total expenses	30,967	—	6,451	311	37,729
Income before taxes	$5,560	$—	$2,077	$(299)	$7,338
Total Assets	$5,104	$—	$59,360	$19,443	$83,907

Table 5

CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended December 31,		For the years ended December 31,

	2006	2005	2006	2005

	(Dollars in thousands)
Revenues from Fee-Based Management Services	$10,341	$10,296	$39,997	$36,495
New York (1)	6,950	7,047	27,394	27,003
California	3,391	3,249	12,603	9,492
Revenues from Primary Insurance (2)	7,736	—	7,736	—
Revenues from Reinsurance	6,765	3,067	22,966	8,362
New York	3,408	1,736	11,736	5,618
California	3,357	1,331	11,230	2,744
Investment Income	1,765	94	4,349	210
Total Revenues	$26,607	$13,457	$75,048	$45,067

(1)	Includes $9.3 thousand of revenues from our Texas self-insured group which was established December 1, 2006

(2)	Results of the Primary Insurance segment are presented from the acquisition date of November 14, 2006 to December 31, 2006.

Table 6

CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	December 31,

	2006	2005

Number of Groups
New York	8	8
California	6	6
Texas	1	—
Number of Group Members
New York	2,080	1,943
California	402	293
Texas	12	—
Aggregate Annualized Premiums (1)
New York	$121,657,621	$113,990,909
California	$74,194,274	$74,943,543
Texas	$353,839	$—

(1)

Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified.  CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future.  Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed.  Increases and decreased in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7

CRM Holdings, Ltd.
Primary Insurance Segment Data (1)

	For the three months ended December 31,		For the years ended December 31,

	2006	2005	2006	2005

	(Dollars in thousands)
Primary Insurance Premiums	$7,736	$—	$7,736	$—
Loss and Loss Adjustments Expenses	5,028	—	5,028	—
Underwriting, Acquisition and Insurance Expenses	2,350	—	2,350	—
Underwriting Profit	$358	$—	$358	$—
Loss Ratio (2)	65.0%	0.0%	65.0%	0.0%
Expense Ratio (3)	30.4%	0.0%	30.4%	0.0%
Combined Ratio (4)	95.4%	0.0%	95.4%	0.0%

(1)	Results of the Primary Insurance segment are presented from acquisition date of November 14, 2006 to December 31, 2006.
(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8

CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended December 31,		For the years ended December 31,

	2006	2005	2006	2005

	(Dollars in thousands)
Net Reinsurance Premiums	$6,765	$3,067	$22,966	$8,362
Loss and Loss Adjustments Expenses	968	1,314	5,462	3,583
Underwriting, Acquisition and Insurance Expenses	2,292	1,130	7,576	2,868
Underwriting Profit	$3,505	$623	$9,928	$1,911
Loss Ratio (1)	14.3%	42.9%	23.8%	42.9%
Expense Ratio (2)	33.9%	36.8%	33.0%	34.3%
Combined Ratio (3)	48.2%	79.7%	56.8%	77.2%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(3)	The combined ratio is the sum of the loss ratio and the expense ratio.

          CRMH-E

SOURCE  CRM Holdings, Ltd.
          -0-                                                  03/08/2007
          /CONTACT:  Mark Collinson of CCG Investor Relations, +1-310-231-8600, ext. 117, for CRM Holdings, Ltd./
          /Web site:  http://www.CRMHoldingsLtd.bm/events.cfm /
          /Web site:  http://www.CRMHoldingsLtd.bm /
          (CRMH)